EX.99 B10(a)

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information, and to the use of our report dated January 28, 2000 accompanying the consolidated financial statements of the Penn Mutual Life Insurance Company and to the use of our report dated April 4, 2000 accompanying the financial statements of the Penn Mutual Variable Annuity Account III for the year ended December 31, 1999 in the Post-Effective Amendment Number 27 to Registration Statement Number 2-77283 on Form N-4 and the related Statement of Additional Information of Penn Mutual Variable Annuity Account III.


/s/ Ernst & Young LLP
--------------------------
Philadelphia, Pennsylvania
April 18, 2000